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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption 'Experts' and to the use of our report dated February 10, 1994, with respect to the profit and loss account and statements of total recognised gains and losses and cash flow of SCM Chemicals Limited for the fiscal year ended September 30, 1993, included in the Registration Statement (Form S-1) and related Prospectus of Millennium America Inc. and Millennium Chemicals Inc. for the registration of $500,000,000 of Senior Notes Due November 2006 and $250,000,000 of Senior Debentures Due November 2026.

                                          Ernst & Young
                                          Chartered Accountants

Hull, England
November 11, 1996

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